COMPX REPORTS SECOND QUARTER 2024 RESULTS

DALLAS, TEXAS … August 6, 2024 … CompX International Inc. (NYSE American: CIX) announced today sales of $35.9 million for the second quarter of 2024 compared to $36.6 million in the same period of 2023. Operating income was $5.1 million in the second quarter of 2024 compared to $4.4 million in the same period of 2023. Net income was $4.9 million, or $.39 per basic and diluted common share, for the second quarter of 2024 compared to $4.0 million, or $.33 per basic and diluted common share, in the same period of 2023.

For the six months ended June 30, 2024, sales were $73.9 million compared to $77.8 million in the previous year. Operating income was $8.8 million for the first six months of 2024 compared to $11.4 million for the same period in 2023. Net income for the six months ended June 30, 2024, was $8.6 million or $.70 per diluted share, compared to $10.1 million, or $.82 per diluted share, for the same period in 2023.

Second quarter and year-to-date 2024 net sales decreased over the comparable 2023 periods due to lower Marine Components sales primarily to the towboat market, partially offset by higher Security Products sales primarily to the government security market. Operating income increased in the second quarter of 2024 compared to the same period in 2023 due to the effects of higher Security Products sales and gross margin which more than offset lower Marine Components sales and gross margin. Operating income decreased for the first six months of 2024 compared to the same period in 2023 due to lower Marine Components sales and gross margin partially offset by higher Security Products sales and higher Security Products gross margin in the second quarter of 2024 compared to the second quarter of 2023.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 523 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.

The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•

Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Pending or possible future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	Government laws and regulations and possible changes therein including new environmental, health and safety, sustainability or other regulations,
•

General global economic and political conditions that disrupt our supply chain, reduce demand or perceived demand for component products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises),

●	Operating interruptions (including, but not limited to labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders; and
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

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COMPX INTERNATIONAL INC.

SUMMARY OF CONSOLIDATED OPERATIONS

(In millions, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024

	(unaudited)
Net sales	$36.6	$35.9	$77.8	$73.9
Cost of sales	26.3	24.8	54.8	53.1
Gross margin	10.3	11.1	23.0	20.8
Selling, general and administrative expense	5.9	6.0	11.6	12.0
Operating income	4.4	5.1	11.4	8.8
Interest income	.9	1.3	1.9	2.5
Income before taxes	5.3	6.4	13.3	11.3
Provision for income taxes	1.3	1.5	3.2	2.7
Net income	$4.0	$4.9	$10.1	$8.6

Basic and diluted net income per common share	$.33	$.39	$.82	$.70
Weighted average diluted common shares outstanding	12.3	12.3	12.3	12.3